Exhibit 10.25

          Description of the Terms of the Shenandoah Telecommunications
                             Company Incentive Plan

Effective on April 12, 2004, the board of directors of Shenandoah
Telecommunications Company (the "Company") adopted a cash incentive plan. Participants in the plan include all full-time employees of the Company and its subsidiaries.

            For each fiscal year, each participant in the incentive plan will be assigned a "target bonus" expressed as a percentage of the participant's regular salary or, in the case of hourly and sales employees, as a percentage of the employee's total wages, commissions, paid time off and holiday pay for the year, but excluding overtime, incentives and other payments. For fiscal 2004, the target bonus for the chief executive officer of the Company will be 30% of salary, the target bonus for the executive vice president of the Company will be 25% of salary, and the target bonus for other executive officers will be 20% of salary. The maximum cash bonus payable to any participant in any fiscal year will be 2 times the target bonus for all salaried employees and 2.4 times the target bonus for hourly and sales employees. The bonus amount payable to salaried employees is based 60% on the degree of achievement of company-wide performance goals relating to net income and service measures (which may include customer turnover or "churn," bad debt expense and service complaints) and 40% based upon individual objectives established by management and, in the case of the chief executive officer and chief financial officer, by the Board of Directors. The bonus amount payable to hourly and sales employee participants in the plan is based on the degree of achievement of company-wide performance goals relating to net income and such service measures. The Company expects to pay bonuses in early March, following the close of the applicable fiscal year. Bonus payments will be conditional upon the participant's continued employment by the Company or its subsidiaries through the last day of such fiscal year.